PRESS RELEASE: Amerigo Energy, Inc.

Amerigo CEO provides update to shareholders

HENDERSON, Nev. January 8, 2014 (GLOBE NEWSWIRE) -- via PRWEB - Amerigo Energy, Inc. "The Company" (OTCBB: AGOE), is pleased to provide this update to shareholders.

The Company has been evaluating key alliances and strategies for the company to continue to build shareholder value. Jason Griffith, Chief Executive Officer of Amerigo Energy, stated "One of the ways we are working towards increasing shareholder value is by evaluating existing revenue producing and cash flow positive companies as potential acquisition targets. We have found particular interest in the technology space and are going to continue our due diligence on potential acquisitions and investments."

The Company will notify shareholders of any developments once they are finalized.

The Company also noted the cancellation of a consulting contract which will return and cancel 1,000,000 shares of the Company's common stock. Griffith continued, "As has been stated previously, the Company is committed to maintaining the integrity of the capitalization structure of the company and this is another indication of our desire to focus on shareholder value."

About Amerigo Energy, Inc.

Amerigo has historically derived our revenues from various sources.Our strategy has developed into leveraging management's relationships in the business world for investments for the Company.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995 Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and *Section 21E of the Securities Exchange Act of 1934. Forward- looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors inherent in doing business. Forward-looking statements may be identified by terms such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "forecasts," "potential," or "continue," or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The company has no obligation to update these forward-looking statements.


For more information please contact:

Jason Griffith
702-399-9777